Exhibit 21

SUBSIDIARIES OF SOLO CUP COMPANY

The following is a list of subsidiaries of Solo Cup Company (a Delaware corporation) as of January 1, 2006.

Name or Organization	State or Country of Incorporation
SF Holdings Group, Inc.	Delaware
Solo Cup Operating Corporation (2) (3)	Delaware
Solo Manufacturing LLC	Delaware
S Credit Corporation	Illinois
P.R. Solo Cup, Inc.	Illinois
Solo Management Company	Illinois
Yugen Kaisha Solo Cup Asia Pacific	Japan
Solo Cup Japan Co., Ltd	Japan
Solo Cup Panama, S.A. (1)	Panama
SC Management de Mexico, S. de R. L. de C.V.	Mexico
Solo Cup (Australia) Pty Ltd	Australia
Solo Cup UK Limited	England and Wales
Insulpak Holdings Limited	England and Wales
Solo Cup Europe Limited	England and Wales
Lily-Canada Holding Corporation	Delaware
Solo Cup Canada Inc.	Canada
Solo Cup de Mexico, S.A. de C.V.	Mexico
Global Cup, S.A. de C.V.	Mexico
CEGI (Hong Kong) Limited	Hong Kong

(1)	In April 2005, Solo Container De Panama, S.A. changed its name to Solo Cup Panama, S.A.
(2)	In September 2005, Sweetheart Cup Company Inc. changed its name to Solo Cup Operating Corporation.
(3)	In October 2005, Solo Cup Company, an Illinois corporation, was merged into Solo Cup Operating Corporation.